SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of the 3rd day of October 2006 (the “Agreement”), by and among Pro Elite, Inc., a New Jersey corporation (the “Company”) and the parties listed on the signature page hereof (each a “Seller” and collectively, the “Sellers”). The Company and Sellers are collectively referred to herein as the “Parties”.

W I T N E S S E T H:

WHEREAS, Sellers own all of the shares of the capital stock of Real Sport, Inc. (“RSI”) and desire to transfer to the Company all of such shares (the “RSI Shares”) in exchange (the “Exchange”) for the issuance by the Company to Sellers of 12,500,000,000 shares of the Company’s Common Stock (the “Company Shares”), and the Company desires to make the Exchange.

WHEREAS, concurrently with the closing of the Exchange, and as a condition precedent thereto, the Company is consummating a private placement of up to $15 million purchase price of units (the “Private Placement”), each unit consisting of three shares of Common Stock and one three-year warrant to purchase one share of Common Stock of the Company (“Unit”).

WHEREAS, after giving effect to the Exchange, the conversion of the Preferred Stock and the Reverse Split, as described herein and assuming Private Placement of $15,000,000 purchase price of Units, but excluding the exercise of the warrants, there will be 21,250,000,000 shares of Common Stock of the Company issued and outstanding.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
THE EXCHANGE

1.1  The Exchange. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined):

(a)  the Company shall issue and deliver the Company Shares to Sellers in accordance with their respective pro rata shares of the RSI Shares, and

(b)  Sellers shall deliver to the Company duly executed documents for the transfer of the RSI Shares to the Company.

1.2  Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Troy & Gould Professional Corporation, 1801 Century Park East, Suite 1600, Los Angeles, California 90067, on or before October 3, 2006 (the “Closing Date”) at 10:00 a.m., or at such place and time as mutually agreed upon by the Parties.

1.3  Effective Time. The Exchange shall become effective (the “Effective Time”) at such time as all of the conditions to set forth in Article VII hereof have been satisfied or waived by the Parties hereto.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY

The Company represents and warrants to Sellers that now and/or as of the Closing:

2.1          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey.

(b) The Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

2.2  The authorized capital stock of the Company consists of 25,000,000,000 shares of Common Stock, $.0001 par value, of which 6,536,377 shares are outstanding, and 12,000,000 shares of Preferred Stock, $.0001 par value, of which 1,200,000 shares of Series A Preferred Stock are outstanding. It is understood and agreed that, prior to Closing, the Company shall issue to Todd Ficeto and/or his designee 2,462,927 shares of the Company’s Common Stock (on a post 1 to 500 reverse stock split basis) for payment of the amount set forth on Schedule 2.3. All of the outstanding shares of Common Stock and the Preferred Stock have been duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of stockholders. There is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and, except for the shares of Series A Preferred Stock, there is no outstanding security of any kind convertible into or exchangeable for any shares of the capital stock of the Company. The Company has not granted registration rights to any person.

2.3  The Company does not have any (a) assets of any kind or (b), except as set forth on Schedule 2.3, commitments, liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise. The Company ceased all operations in May 2004, and disposed of all of its assets as of such date.

2.4  The Company has filed all tax returns and reports which were required to be filed on or prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (together, “Taxes”), and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of the Company and adequate reserves therefore have been established.

2.5  There are no contracts, instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which the Company is a party or by which it or any of its properties are bound.

2.6  The Company has conducted its business in material compliance with all applicable laws, ordinances, rules, regulations, court or administrative order, decree or process (“Applicable Law”). The Company has not received any notice of violation or claimed violation of any Applicable Law.

2.7  There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Company, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve month period preceding the date hereof. There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against the Company. The Company has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any Applicable Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to the Company that now and/or as of the Closing:

3.1  Due Organization and Qualification; Subsidiaries.

(a)  RSI is a corporation duly organized, validly existing and in good standing under the laws of the state of California, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. RSI is in good standing in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of RSI.

(b)  RSI does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity, other than the Subsidiaries as set forth in Schedule 3.1 (each, a “Subsidiary”).

(c)  Each Subsidiary is wholly owned by RSI and is a corporation duly organized, validly existing and in good standing under the laws of the state of California, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted; and is in good standing in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of RSI .

3.2  No Conflicts or Defaults. The execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby do not and will not (a) contravene the organizational documents of Sellers, RSI or any of the Subsidiaries, or (b) with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, contract, agreement, mortgage, indenture, lease, instrument, permit or license to which Sellers, RSI or any Subsidiary is a party or by which Sellers, RSI or any of the Subsidiaries or any of their respective assets are bound, or any judgment, order or decree, or any law, rule or regulation to which their assets are subject, (ii) result in the creation of, or give any party the right to create, any lien upon any of the assets of Sellers, RSI or any of the Subsidiaries, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform any material agreement, arrangement or commitment to which Sellers, RSI or any Subsidiary is a party or by which Sellers, RSI or any Subsidiary or any of the assets of any of them are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which Sellers, RSI or any Subsidiary is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

3.3  Capitalization. The authorized capital stock of RSI consists of 10,000,000 shares of Common Stock, of which as of the date hereof there were 1,000 shares issued and outstanding, and 1,000,000 shares of Preferred Stock, none of which are outstanding. All of the outstanding shares of capital stock of RSI are duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to RSI Shares, will not be transferred in violation of any rights of third parties. The RSI Shares are not subject to any preemptive or subscription right, any voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling RSI to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for the capital stock of RSI. All of the RSI Shares are owned of record and beneficially by Sellers free and clear of any liens, claims, encumbrances, or restrictions of any kind.

3.4  Compliance with Law. RSI and the Subsidiaries are conducting their respective businesses in material compliance with all applicable law, ordinance, rule, regulation, court or administrative order, decree or process. Neither RSI nor any Subsidiary has received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.

3.5  Litigation.

(a)  There is no material claim, dispute, action, suit, proceeding or investigation pending or threatened against or affecting RSI or any of the Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the 12 month period preceding the date hereof;

(b)  There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting RSI or any of the Subsidiaries; and

(c)  Neither RSI nor any of the Subsidiaries has received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any Applicable Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to the Company that now and/or as of the closing:

4.1  Title to Shares. Seller is the legal and beneficial owner of the RSI Shares set forth opposite such Seller’s name, and, upon consummation of the Exchange contemplated herein, the Company will acquire from Seller good and marketable title to the RSI Shares listed as owned by such Seller, and such RSI Shares shall be free and clear of all liens excepting only such restrictions upon transfer, if any, as may be necessary for compliance with the federal Securities Act of 1933, as amended (the "Securities Act").

4.2  Due Authorization. Seller has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

4.3  Purchase for Investment; Accredited Investor.

(a)  Seller is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act and is acquiring the Company Shares for investment for Seller's own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

(b)  Seller understands that the Company Shares are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Act pursuant to Section 4(2) thereof, and that the Company's reliance on such exemption is predicated on such Seller's representations set forth herein.

4.4  Investment Experience. Seller acknowledges that Seller can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Company Shares.

4.5  Information. Seller has carefully reviewed such information as Seller deemed necessary to evaluate an investment in the Company Shares. To the full satisfaction of Seller, it has been furnished all materials that it has requested relating to the Company and the issuance of the Company Shares hereunder, and Seller has been afforded the opportunity to ask questions of representatives of the Company to obtain any information necessary to verify the accuracy of any representations or information made or given to the Seller. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company set forth in this Agreement, on which Seller has relied in making an exchange of the RSI Shares for the Company Shares.

4.6  Restricted Securities. Seller understands that the Company Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering the Company Shares or any available exemption from registration under the Act, the Preferred Shares must be held indefinitely. Seller is aware that the Company Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company.

ARTICLE V
COVENANTS

5.1  Further Assurances. Each of the Parties shall use its reasonable commercial efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated herein.

5.2  Operation of Business. From the date hereof through the date of the Closing, except as expressly provided herein, each of the Company and RSI agrees that it will report to the other party any indication of potential material adverse factors in its business or any litigation that may be threatened whereby one of the Parties would be a defendant.

ARTICLE VI
DELIVERIES

6.1  Items to be delivered to Sellers prior to or at Closing by the Company.

(a)  Articles of Incorporation and amendments thereto, By-laws and amendments thereto, certificate of good standing in the Company’s state of incorporation;

(b)  all applicable schedules hereto;

(c)  all minutes and resolutions of board of director and shareholder meetings in possession of the Company;

(d)  shareholder list;

(e)  all financial statements and all tax returns in possession of the Company;

(f)  resolutions from the Company’s Board appointing David Marshall, Douglas De Luca, Kurt Brendlinger to the Company’s Board of Directors;

(g)  resolution from the Company’s Board, and if applicable, shareholder resolutions approving this transaction and authorizing the issuances of the Company Shares hereunder;

(h)  letters of resignation from the Company’s current officers and directors to be effective upon Closing and after the appointments described in this section;

(i)  certificates representing the Company Shares issued to Sellers;

(j)  any other document reasonably requested by Sellers that they deem necessary for the consummation of the transactions contemplated hereby.

6.2  Items to be delivered to the Company prior to or at Closing by RSI and Sellers.

(a)  all applicable schedules hereto;

(b)  duly executed stock powers in respect of the RSI Shares; and

(c)  any other document reasonably requested by the Company that it deems necessary for the consummation of the transactions contemplated hereby.

ARTICLE VII
CONDITIONS PRECEDENT

7.1  Conditions Precedent to Closing. The obligations of the Parties under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(a)  Each of the representations and warranties of the Parties contained herein shall be true and correct at the time of the Closing date as if such representations and warranties were made at such time except for changes permitted or contemplated by this Agreement;

(b)  The Parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing; and

(c)  The Private Placement shall have closed and at least $7,000,000 in gross proceeds shall have been raised.

7.1.2	The Company shall have authorized the issuance of 25 billion shares of common stock in order to effect a reverse 1 to 500 stock split as soon as possible after the Closing date (the “Reverse Split”).

7.2  Conditions to Obligations of Sellers. The obligations of Sellers shall be subject to fulfillment prior to or at the Closing, of each of the following conditions:

(a)  the Company shall have received all of the regulatory, shareholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement;

(b)  The Company shall have no liabilities, except in respect of the Private Placement; and

(c)  The holder of the shares of Series A Preferred Stock shall have converted such Stock into 24,000 shares (post Reverse Split) of the Common Stock of the Company.

7.3  Conditions to Obligations of the Company. The obligations of the Company shall be subject to fulfillment at or prior to or at the Closing, of each of the following conditions:

(a)  RSI and Sellers shall have received all of the regulatory, shareholder and other third party consents, permits, approvals and authorizations applicable and necessary to consummate the transactions contemplated by this Agreement.

(b)  At the Closing, Sellers shall cause RSI’s I-Fight, Inc. Subsidiary to repay such Subsidiary’s outstanding bridge loans in the aggregate amount of $600,000 and pay the lenders thereof the bridge loan fees of $75,000.

ARTICLE VIII
INDEMNIFICATION

8.1  Indemnity of the Company. The Company agrees to defend, indemnify and hold harmless Sellers from and against, and to reimburse Sellers with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (collectively the “Losses”) asserted against or incurred by Sellers by reason of, arising out of, or in connection with any material breach of any representation, warranty or covenant contained in this Agreement made by the Company or in any document or certificate delivered by the Company pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

8.2  Indemnity of Seller. Each Seller severally (to the extent of such Seller’s pro rata interest in the RSI Shares) agrees to defend, indemnify and hold harmless the Company from and against, and to reimburse the Company with respect to, all losses, including, without limitation, reasonable attorneys’ fees and disbursements, asserted against or incurred by the Company by reason of, arising out of, or in connection with any material breach of any representation, warranty or covenant contained in this Agreement and made by such Seller or in any document or certificate delivered by such Seller pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

8.3  Indemnification Procedure. A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article VIII. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such Indemnified Party in such action. In the event, however, that such Indemnified Party’s legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, or that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnifying Party has not assumed the defense of the action or proceedings, then such Indemnified Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

ARTICLE IX
TERMINATION

9.1  Termination. This Agreement may be terminated at any time before or, at Closing, by:

(a)  The mutual agreement of the Parties;

(b)  Any party if:

(i)  Any provision of this Agreement applicable to a party shall be materially untrue or fail to be accomplished; or

(ii)  Any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement;

(c)  Upon termination of this Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each said party shall bear all costs and expenses as each party has incurred. Termination in accordance with Paragraph 9.1(b) above shall be without prejudice to the rights and remedies which any party terminating this Agreement may have under this Agreement, if (a) a default shall be made by the other party in the observance or in the due and timely performance by such party of any of the covenants herein contained, or (b) there shall have been a material breach by the other party of any of the warranties and representations herein contained.

ARTICLE X
MISCELLANEOUS

10.1  Survival of Representations, Warranties and Agreements. All representations and warranties and statements made by a party to in this Agreement or in any document or certificate delivered pursuant hereto shall survive the Closing Date for the period of the applicable statute of limitations. Each of the parties hereto is executing and carrying out the provisions of this agreement in reliance upon the representations, warranties and covenants and agreements contained in this agreement or at the closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

10.2  Access to Books and Records. During the course of this transaction through Closing, each party agrees to make available for inspection all corporate books, records and assets, and otherwise afford to each other and their respective representatives, reasonable access to all documentation and other information concerning the business, financial and legal conditions of each other for the purpose of conducting a due diligence investigation thereof. Such due diligence investigation shall be for the purpose of satisfying each party as to the business, financial and legal condition of each other for the purpose of determining the desirability of consummating the proposed transaction. The Parties further agree to keep confidential and not use for their own benefit, except in accordance with this Agreement any information or documentation obtained in connection with any such investigation.

10.3  Further Assurances. If, at any time after the Closing, the parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the merger in accordance with the terms of this agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the parties hereto, the Parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors the parties are fully authorized to take any and all such action.

10.4  Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

Attention:

If to Sellers: Santa Monica Capital Partners, II LLC 9229 Sunset Boulevard, Suite 505 Los Angeles, California 90069
Attn: David Marshall

With a copy to:

Troy & Gould 1801 Century Park East, 26th Floor Los Angeles, California 90067 Attention: David L. Ficksman, Esq. Telecopy No.: (310) 789-1490

If to the Company: Hunter World Markets, Inc. Penthouse Suite 9300 Wilshire Boulevard Beverly Hills, California 90212
Attention: Todd Ficeto Telecopy No.: (310) 734-0005

With a copy to:

Ervin, Cohen & Jessup LLP 9401 Wilshire Boulevard, 9th Floor Beverly Hills, California 90212-2974 Attention: Ken Luer Telecopy: (310) 887-6829

10.5  Entire Agreement. This Agreement, the Disclosure Schedules and any instruments and agreements to be executed pursuant to this Agreement, set forth the entire understanding of the parties hereto with respect to its subject matter, merge and supersede all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

10.6  Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties, which consent shall not be unreasonably withheld.

10.7  Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California are applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

10.8  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9  Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement. The Disclosure Schedules are hereby incorporated herein by reference and made a part of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

10.10  Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable and to carry out the intentions of the parties.

10.11  Expenses. Each Party shall separately pay for their respective costs of legal services, accounting, auditing, communications and due diligence in connection with the transactions contemplated hereby except that subsequent to the Closing, there shall be no liability of the Company for any such matters.

10.12  Announcements. Unless both the Company and Seller agree in writing or as otherwise provided in this Section 10.12, neither the Company nor Seller shall make a public announcement regarding the transactions contemplated hereby. Any public announcement shall be made upon the mutual agreement and written consent of the Parties.

[Signature page to follow]

[Signature page to Share Exchange Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

PRO ELITE, INC., a New Jersey corporation
By: /s/ Robert Jaffe Name: Robert Jaffe Title: President
SELLERS:

450 shares	SANTA MONICA CAPITAL PARTNERS II, LLC By: /s/ David Marshall David Marshall, its Manager
180 shares	/s/ Douglas De Luca Douglas De Luca
100 shares	/s/ Gary Shaw Gary Shaw
160 shares	LifeLogger, LLC By: /s/ Eric Pulier
50 shares	Pro Camp Enterprises LLC By: /s/ T. R. Goodman
20 shares	/s/ Jared Shaw Jared Shaw

[Signature Page to Share Exchange Agreement]
30 shares	Hunter World Markets, Inc. By: /s/ Todd Ficeto Name: Todd Ficeto Its: President
10 shares	/s/ David Ficksman David Ficksman

Schedule 2.3

$2,474.30 due to Computershare

Schedule 3.1

RSI owns all of the capital stock of MMA Live, Inc. and I-Fight, Inc. both California corporations.